Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 426-4500

Enterprise GP Holdings Reports Fourth Quarter 2005 Results

Houston, Texas (Thursday, January 26, 2006) – Enterprise GP Holdings L.P., “Enterprise GP Holdings,” (NYSE: “EPE”) announced today its consolidated financial results for the three months ended December 31, 2005. The partnership reported net income for the fourth quarter of 2005 of $19.7 million, or $0.22 per unit on a fully diluted basis, compared to $8.1 million, or $0.11 per unit on a fully diluted basis, for the fourth quarter of 2004 which represent the comparable results for the predecessor company.

On January 17, 2006, the board of the general partner of Enterprise Products Partners L.P. (“Enterprise Products Partners”) increased Enterprise Products Partners’ quarterly cash distribution rate paid from $0.43 per common unit to $0.4375 per common unit beginning with the cash distribution payable on February 9, 2006. On an annualized basis, this new distribution rate would result in a $5.3 million increase, from $108.6 million to $113.9 million, in the amount of cash distributions that Enterprise GP Holdings expects to receive from Enterprise Products Partners. Enterprise GP Holdings owns approximately 13.5 million common units and the general partner of Enterprise Products Partners. As a result of this increase, on February 9, 2006, Enterprise GP Holdings is scheduled to receive cash distributions from Enterprise Products Partners of approximately $28.5 million.

Based on the increase in cash distributions from Enterprise Products Partners, Enterprise GP Holdings increased its quarterly cash distribution to $0.28 per common unit of Enterprise GP Holdings, or $1.12 per unit on an annualized basis. This is a 12% increase over the expected initial quarterly distribution rate of $0.25 per common unit as stated in Enterprise GP Holdings’ prospectus dated August 23, 2005. Enterprise GP Holdings’ cash available for distribution with respect to the fourth quarter of 2005 was $25.8 million, which provided 1.04 times coverage of the distribution to be paid on February 10, 2006 to its unitholders of record on January 31, 2006.

“This is the second increase in the quarterly distribution to our partners since our IPO in August 2005,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “Our limited and general partner investments in Enterprise Products Partners continue to provide our partners with an attractive total return. We are excited about the growth prospects for Enterprise Products Partners and the potential that it provides for our partnership.”

At December 31, 2005, Enterprise GP Holdings’ parent-only debt balance was $134.5 million.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

In accordance with generally accepted accounting principles, the transfer of net assets to us from affiliates of EPCO, Inc. (“EPCO”) in August 2005 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, the historical consolidated financial information of Enterprise GP Holdings presented in this press release for periods prior to its receipt of such contributions from EPCO has been presented using the consolidated financial information of Enterprise Products GP, which has been deemed the predecessor company of Enterprise GP Holdings. Our consolidated financial information represents our primary (general purpose) financial information as a publicly-held registrant.

Enterprise GP Holdings L.P. has no separate operating activities apart from those conducted by the operating partnership of Enterprise Products Partners. Enterprise GP Holdings’ principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. Enterprise GP Holdings’ primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. In general, the parent-only financial information primarily reflects the period since the completion of its initial public offering on August 29, 2005.

The parent-only statement of operations includes earnings from Enterprise GP Holdings’ equity-method investments in Enterprise Products Partners and Enterprise Products GP as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP’s financial statements with those of Enterprise GP Holdings.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Cash Available for Distribution. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Cash Available for Distribution. We define Cash Available for Distribution as cash distributions expected to be received from Enterprise Products Partners in connection with our investments in limited and general partner interests of Enterprise Products Partners minus parent-only expenditures for general and administrative costs and debt service. Cash Available for Distribution is a significant liquidity metric used by our senior management to compare net cash flows generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Cash Available for Distribution is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not our investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as Cash Available for Distribution are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Cash Available for Distribution is cash flow from operating activities.

Today, Enterprise GP Holdings will host a conference call to discuss fourth quarter earnings. The call will be broadcast live over the Internet at 10:00 a.m. Central Time and may be accessed by visiting the company’s website at www.enterprisegp.com.

Enterprise GP Holdings owns the general partner of Enterprise Products Partners L.P. (NYSE: EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners L.P., which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil, and is an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and deepwater trend of the Gulf of Mexico.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Enterprise Products Partners’ debt level on its future financial and operating flexibility;
•	a reduction in demand for Enterprise Products Partners’ products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by Enterprise Products Partners’ facilities;
•	the failure of Enterprise Products Partners’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at Enterprise Products Partners’ facilities; and,
•	the failure to successfully integrate Enterprise Products Partners’ operations with companies, if any, that it may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise GP Holdings L.P. (713) 426-4504, www.enterprisegp.com

Enterprise GP Holdings L.P.				Exhibit A
Condensed Statements - UNAUDITED
For the Three and Twelve Months Ended December 31, 2005 and 2004
($ in 000s, except per unit amounts)

Since Enterprise GP Holdings owns the general partner of Enterprise Products Partners, the consolidated income statement for Enterprise GP Holdings presented below includes the consolidated financial results of Enterprise Products Partners and its general partner. The earnings of Enterprise Products Partners allocated to its limited partner interests that are not owned by Enterprise GP Holdings are reflected as minority interest expense in Enterprise GP Holdings' consolidated income statement. Apart from this adjustment to minority interest expense and the interest expense recognized in connection with the parent company borrowings of Enterprise GP Holdings, Enterprise GP Holdings' consolidated income statement does not differ materially from that of Enterprise Products Partners.

Exhibit B and C present parent company financial information of Enterprise GP Holdings.

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenues	$ 3,780,378	$ 2,862,695	$ 12,256,959	$ 8,321,202
Costs and expenses:
Operating costs and expenses	3,587,102	2,677,944	11,546,224	7,904,336
General and administrative	16,506	20,195	64,195	47,264
Total costs and expenses	3,603,608	2,698,139	11,610,419	7,951,600
Equity in income of unconsolidated affiliates	(15)	10,563	14,548	52,787
Operating income	176,755	175,119	661,088	422,389
Other income (expense):
Interest expense	(62,189)	(64,633)	(249,002)	(155,740)
Other, net	1,831	1,198	5,421	(3,719)
Total other income (expense)	(60,358)	(63,435)	(243,581)	(159,459)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	116,397	111,684	417,507	262,930
Provision for taxes	(4,404)	(1,055)	(8,362)	(3,761)
Income before minority interest and changes
in accounting principles	111,993	110,629	409,145	259,169
Minority interest	(92,093)	(102,522)	(353,642)	(229,607)
Income before changes in accounting principles	19,900	8,107	55,503	29,562
Cumulative effect of changes in accounting principles	(227)	-	(227)	216
Net income	$ 19,673	$ 8,107	$ 55,276	$ 29,778

Allocation of net income to:
Limited partners	$ 19,671	$ 8,106	$ 55,270	$ 29,775
General partner	$ 2	$ 1	$ 6	$ 3

Earnings per unit, basic and diluted	$ 0.22	$ 0.11	$ 0.70	$ 0.40
Average LP units outstanding (000s)	88,884	74,667	79,726	74,667

Enterprise GP Holdings L.P. - Parent Company		Exhibit B
Statement of Operations – UNAUDITED
($ in 000s)

Currently, the parent company of Enterprise GP Holdings and subsidiaries has no separate operating activities apart from those of Enterprise Products Partners. Additionally, the operating activities of the parent company of Enterprise GP Holdings are primarily derived from cash distributions it receives from its general and limited partner ownership interests in Enterprise Products Partners. The primary cash requirements of the parent company of Enterprise GP Holdings, in addition to normal general and administrative expenses and debt service, are for distributions to its partners. In order to more fully understand the financial condition of the parent company of Enterprise GP Holdings, we are providing selected parent company financial data of Enterprise GP Holdings on Exhibits B and C.

The information presented below pertains to (i) the period since Enterprise GP Holdings' initial public offering on August 29, 2005 through December 31, 2005 and (ii) the three months ended December 31, 2005.

	For the	For the
	Three Months	Period
	Ended	August 29 to
	December 31,	December 31,
	2005	2005
Equity in income of unconsolidated affiliates	$ 22,361	$ 24,507
General and administrative costs	369	461
Operating income	21,992	24,046
Other income (expense):
Interest expense, net	(2,319)	(3,415)
Net income	$ 19,673	$ 20,631

Other financial data:
Investment in general and limited partnership interests of
Enterprise Products Partners L.P. at end of period	$ 834,808	$ 834,808
Debt principal outstanding at end of period	$ 134,500	$ 134,500
Expected cash available for distribution (see Exhibit C)	$ 25,793	$ 34,052

Enterprise GP Holdings L.P. - Parent Company	Exhibit C
Cash Available for Distribution - UNAUDITED
($ in 000s, except per unit amounts)

The following table presents the calculation of cash available for distribution by the parent company of Enterprise GP Holdings and subsidiaries with respect to the fourth quarter of 2005 and for the period from the closing of the initial public offering of Enterprise GP Holdings on August 30, 2005 through December 31, 2005. The parent company of the consolidated group of entities referred to as Enterprise GP Holdings and subsidiaries is Enterprise GP Holdings L.P.

	For the	For the
	Three Months	Period
	Ended	August 30 to
	December 31,	December 31,
	2005	2005
Cash Available for distribution:
Cash distributions from Enterprise Products Partners associated with:
General partner interest:
Standard distribution rights	$ 3,481	$ 4,658
Incentive distribution rights	19,114	25,372
Limited partner interest:
13,454,498 common units	5,886	7,898
Total cash distributions from Enterprise Products Partners	28,481	37,928
Deduct parent company expenses:
General and administrative expenses	(369)	(461)
Interest expense, net	(2,319)	(3,415)
Total cash available for distribution	$ 25,793	$ 34,052

Cash distributions to be paid to the limited partners of Enterprise GP Holdings:
Distribution per unit (1)	$ 0.28	$ 0.372

Distributions paid to public unitholders	$ 3,371	$ 4,478
Distributions paid to EPCO and affiliates	21,517	28,587
Distributions paid to general partner of Enterprise GP Holdings	2	3
Total cash distributions paid by Enterprise GP Holdings to its limited partners	$ 24,890	$ 33,068

Reconciliation of Non-GAAP "Cash Available for Distribution" to GAAP "Net Income" and
GAAP "Cash used in operating activities" per parent company financial statements
Net income	$ 19,673	$ 20,631
Adjustments to derive Cash Available for Distribution:
(add or subtract as indicated by sign of number):
Equity in income of unconsolidated affiliates	(22,361)	(24,507)
Quarterly distributions from Enterprise Products Partners	28,481	37,928
Cash Available for Distribution	25,793	34,052
Adjustments to Cash Available for Distribution to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Quarterly distributions from Enterprise Products Partners	(28,481)	(37,928)
Net effect of changes in operating accounts	321	4,583
Adjustment for non-cash equity-based compensation amounts	21	21
Cash provided by operating activities	$ (2,346)	$ 728

(1)

The quarterly cash distribution of Enterprise GP Holdings that was paid on November 10, 2005 was prorated to $0.092 per common unit based on the 32-day period that elapsed from the closing of its initial public offering on August 30, 2005 to September 30, 2005. The declared distribution rate for the third quarter was $0.265 per common unit.